Exhibit 99.1

ARIAD Announces Updated Data from
Clinical Trial of Its Investigational mTOR Inhibitor,
Ridaforolimus, In Combination with Trastuzumab

SAN ANTONIO--(BUSINESS WIRE)--December 14, 2009--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced the presentation of updated clinical data from its Phase 2 study evaluating oral ridaforolimus in combination with trastuzumab (Herceptin®) in patients with resistant, metastatic breast cancer. As assessed by the study investigators, the clinical trial met its primary endpoint of objective response rate. The data were presented last Friday, December 11, at 5:30 p.m. C.T. at the annual San Antonio Breast Cancer Symposium in San Antonio, Texas. ARIAD is developing ridaforolimus, an investigational mTOR inhibitor, in collaboration with its partner, Merck & Co, Inc.

The Phase 2 clinical trial in patients with HER2 positive breast cancer was designed to evaluate whether the addition of ridaforolimus to trastuzumab in the treatment of patients with metastatic breast cancer who have become resistant to trastuzumab would result in objective evidence of tumor shrinkage. The objective response rate was defined by RECIST criteria (complete or partial responses) as assessed by the study investigators. Clinical and pathological data were also evaluated in confirming disease status. Clinical-benefit response (CBR) (objective responses and durable stable disease) was assessed as a secondary endpoint.

Thirty-four patients were enrolled in the trial, and all had documented disease progression on trastuzumab, either alone or in combination with chemotherapy, prior to entry. Study treatment consisted of oral ridaforolimus (40 mg/day, qdx5) and trastuzumab at standard doses and intervals. None of the patients received chemotherapy during the trial. Fourteen trial sites in the United States and Europe were included in the study.

Key updated findings include:

  Proof of concept for the combination regimen, as defined by the study protocol, was achieved based on an objective response rate of 15 percent.
  There were 5 partial responses confirmed through two separate assessments, thereby achieving the trial’s pre-specified criterion for a positive outcome.
  Of the 34 refractory patients enrolled in the trial, 8 patients currently remain on study without disease progression, either with objective evidence of control of their disease or awaiting further assessment. Four of these 8 patients have remained on-treatment for more than 24 weeks, including 1 patient with a demonstrated partial response.
  The CBR rate in these patients with progressive, refractory disease is currently 21 percent (a median duration of 4 months). Six of these patients remain on trial and will continue to be followed.
  Of the 26 patients who were discontinued from the trial, 13 were removed due to demonstrated progressive disease, 7 due to adverse events, and there were two deaths (one from an intestinal perforation that was possibly drug related).
  The safety profile of the combination was consistent with previous single-agent experiences with ridaforolimus and with trastuzumab, and no new safety signals were observed.

“The findings of this clinical study support the preclinical observation that activation of the mTOR pathway is a possible cause for resistance to trastuzumab and highlight the combination of ridaforolimus and anti-HER2 agents as potential treatment options for patients with HER2 positive, metastatic breast cancer who have progressed while on trastuzumab treatment,” stated Pierre F. Dodion, M.D., senior vice president and chief medical officer of ARIAD. “We will continue this clinical trial to completion and work collaboratively with our partner, Merck, to determine the optimal paths forward in potentially developing ridaforolimus in HER2 positive and negative breast cancer.”

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

Herceptin® is a registered trademark of Genentech, Inc., a member of the Roche Group.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the implications of clinical data and the potential clinical opportunities for ridaforolimus. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208